Exhibit (a)(1)(d)

SIGMA DESIGNS, INC.

ELECTION FORM

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS

Before signing this election form, we strongly encourage you to make sure you have received, read and understand the documents made available to you in connection with the offer, including: (1) the Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”); (2) the e-mail from Mark R. Kent, dated May 15, 2007; (3) this election form; and (4) the withdrawal form. The offer is subject to the terms of these documents as they may be amended from time to time.

The offer provides eligible employees who hold eligible options the opportunity to amend such eligible options and receive a cash payment, as described in Section 2 of the Offer to Amend. The offer expires at 1:00 p.m., Pacific Time, on Wednesday, June 13, 2007 unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS ELECTION FORM.

If you accept the offer, you must do so with respect to all of the shares subject to an eligible option granted to you by the Company. Vesting of any amended options on any date is subject to your continued employment with the Company through each relevant vesting date.

If you would like to accept the offer, please indicate your election by checking the appropriate box below and completing and signing this election form. Please be sure to follow the instructions, which are attached. YOUR PARTICIPATION IN THE OFFER IS COMPLETELY VOLUNTARY.

You may withdraw this election as to some or all of your eligible options by submitting a properly completed and signed withdrawal form prior to the expiration date, which will be 1:00 p.m., Pacific Time, Wednesday, June 13, 2007, unless extended.

Please check the appropriate box:

☐	Yes, I wish to accept the offer as to ALL of my eligible options listed on the Addendum issued to me.

OR

☐	Yes, I wish to accept the offer as to my eligible options listed below (please list):

Eligible Option Number	Deemed Grant Date

OR

☐	No, I do NOT wish to accept the offer as to any of my eligible options.

If you elect Yes, all of the applicable eligible options will be irrevocably amended on the expiration date, which is expected to be Wednesday, June 13, 2007.

Employee Signature

Employee Name (Please print)	Corporate E-mail Address	Date and Time

RETURN TO US BEFORE 1:00 P.M., PACIFIC TIME, ON WEDNESDAY, JUNE 13, 2007 BY FAX TO (408) 957-9889, BY E-MAIL TO option-offer@sdesigns.com, OR BY HAND DELIVERY TO KIT TSUI OR MAGGIE ANDERSON.

SIGMA DESIGNS, INC.

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.    Delivery of Election Form.

A properly completed and signed original of this election form (or a facsimile of it) must be received by us either via hand delivery at Sigma Designs, Inc., 1221 California Circle, Milpitas, CA 95035, attention: Kit Tsui or Maggie Anderson, or via e-mail to option-offer@sdesigns.com, or via facsimile (fax number: (408) 957-9889), before 1:00 p.m., Pacific Time, on Wednesday, June 13, 2007, unless we extend the offer (referred to as the expiration date). If we extend the offer, this election form must be received by us by the date and time of the extended expiration of the offer.

The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by us. You may hand deliver your election form to Kit Tsui or Maggie Anderson at Sigma Designs, Inc., 1221 California Circle, CA 95035, or send it via e-mail to option-offer@sdesigns.com, or you may fax it to us at (408) 957-9889. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form by e-mail within two business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your election form has been received before 1:00 p.m., Pacific Time, Wednesday, June 13, 2007. Only responses that are complete, signed and actually received by us by the deadline will be accepted. Responses may only be submitted via fax, e-mail or hand delivery, as set forth in the first sentence of this paragraph. Responses submitted by any other means, including mail and Federal Express (or similar delivery service), are not permitted and will not be accepted.

Our receipt of your election form is not by itself an acceptance of your eligible options for amendment. For purposes of the offer, we will be deemed to have accepted the eligible options with respect to which proper elections have been made and not properly withdrawn as of when we give written or electronic notice to eligible option holders generally of our acceptance of such eligible options, which notice may be made by press release, e-mail or other method of communication.

We will not accept any alternative, conditional or contingent elections. Although we intend to send you an e-mail confirmation of receipt of this election form, any confirmation of receipt sent to you will merely be a notification that we have received your election form and does not mean that your eligible options have been amended or that you will be entitled to any cash payment. Your eligible options that are accepted will be amended on the same day as the expiration date, which is scheduled to be Wednesday, June 13, 2007, unless we extend the offer.

2.    Withdrawal.

If you have previously elected to accept the offer with respect to your eligible options, you may withdraw that election with respect to some or all of the eligible options at any time before the expiration date, which is scheduled to be 1:00 p.m., Pacific Time, on Wednesday, June 13, 2007, unless we extend the offer. If we extend the offer, you may withdraw your eligible options at any time until the extended expiration date.

In addition, although we intend to accept all eligible options with respect to which valid elections have been made promptly after the expiration of the offer, if we have not accepted your eligible options by Wednesday, July 11, 2007, you may withdraw your eligible options at any time thereafter.

To validly withdraw some or all of the eligible options with respect to which you have previously chosen to accept the offer, you must, in accordance with the instructions of the withdrawal form, deliver to Kit Tsui or

Maggie Anderson either via facsimile at (408) 957-9889, or via e-mail to option-offer@sdesigns.com, or by hand to Kit Tsui or Maggie Anderson at Sigma Designs, Inc., 1221 California Circle, Milpitas, CA 95035, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the eligible options. Any eligible options you do not withdraw will remain bound pursuant to your prior election form. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form, as applicable, we receive before the expiration date. We must receive the properly completed and signed withdrawal form before the expiration date.

3.    Elections.

If you intend to accept the offer with respect to an eligible option, you must accept the offer with respect to all of the shares (or portion thereof) underlying such eligible option and subject to amendment pursuant to the Offer, except as noted herein. You may not pick and choose among the shares subject to an eligible option with respect to which you choose to accept the offer. If you have previously exercised a portion of an eligible option, your election will apply to the portion of such option that remains outstanding and unexercised as of the expiration date.

4.    Signatures on this Election Form.

If this election form is signed by the holder of the eligible options, the signature must correspond with the signature in the option agreement or agreements to which the options are subject. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person to act in that capacity must be submitted with this election form.

5.    Other Information on This Election Form.

In addition to signing this election form, you must print your name and indicate the date and time at which you signed. You must also include your current corporate e-mail address.

6.    Requests for Assistance or Additional Copies.

You should direct questions about the offer to option-offer@sdesigns.com.

You should direct any requests for additional copies of the Offer to Amend to Kit Tsui or Maggie Anderson at:

Sigma Designs, Inc.

1221 California Circle

Milpitas, CA 95035

Phone: (408) 262-9003

Copies will be furnished promptly at the Company’s expense.

7.    Irregularities.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any election forms, withdrawal forms or options. Subject to any order or decision by a court or arbiter of competent jurisdiction, our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form, withdrawal form or any eligible options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all eligible options with respect to which proper elections are made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular eligible options or for any particular eligible option holder, provided that if we grant any such waiver, it will be granted with respect to all eligible option holders and eligible options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the eligible option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice.

Important: The election form (or a facsimile copy of it) together with all other required documents must be received by us, before 1:00 p.m., Pacific Time, on Wednesday, June 13, 2007, unless the offer is extended.

8.    Additional Documents to Read.

We urge you to read the Offer to Amend, all documents referenced or incorporated therein, and the e-mail from Mark R. Kent, dated May 15, 2007, before deciding to participate in the offer.

9.    Important Tax Information.

You should refer to Section 14 of the Offer to Amend, which contains important U.S. federal income tax information. We also recommend that you consult with your own financial planner regarding Section 409A of the Internal Revenue Code or your other personal advisors before deciding whether or not to participate in the offer.

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